EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We have issued our report, dated March 31, 2004, accompanying the consolidated financial statements and included in the Annual Report of Rent-A-Center, Inc. and Subsidiaries on Form 10-K/A for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Rent-A-Center, Inc. and Subsidiaries on Form S-3 (File No.333-77985), and on Forms S-8 (File No.333-62582), (File No.33-98800), (File No. 333-53471), (File No. 333-66645), (File No. 333-40958) and (File No.333-32296).

/s/ Grant Thornton LLP

Dallas, Texas
July 30, 2004